Exhibit 10.20
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of 9/11/2006, by and among Thermadyne Industries, Inc., a Delaware corporation (“Employer”) and Mark Jolly (“Employee”).
RECITALS
     A. The Parties desire Employee to be employed by Employer in the capacity of Vice President and Global Controller; and,
     B. The Parties desire to set forth the terms and conditions of such employment to which each Party will be bound;
     NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:
AGREEMENT
     SECTION 1. Basic Employment Provisions.
     (a) Employment. Until this Agreement is terminated by either party, as provided for herein, Employer employs Employee (hereinafter referred to as the “Employment”) as Vice President and Global Controller and Employee agrees to be employed by Employer in such capacity, all on the terms and conditions set forth herein.
     (b) Duties. Employee shall have those duties and responsibilities which are assigned to him consistent with his position. The parties expressly acknowledge that the Employee shall devote all of his business time and attention to the transaction of Employer’s businesses. Employee agrees to perform faithfully the duties assigned to him to the best of his ability.
     SECTION 2. Compensation.
     (a) Salary. During this Agreement, Employer shall pay to Employee $180,000 per annum. Such salary shall be reviewed no less frequently than annually. Such salary shall accrue and be payable in accordance with the payroll practices of Employer in effect from time to time. All such payments shall be subject to deduction and withholding authorized or required by applicable law.
     (b) Bonus. During this Agreement, Employee shall additionally participate in an annual bonus plan providing for an annual bonus opportunity of 60% of Employee’s annual salary, in accordance with the terms set forth in Employer’s then current Management Incentive Plan.

     (c) Benefits. During the Employment Period, Employee shall be entitled to participate in such employee benefit plans, programs and arrangements made available to, and on the same terms as, other similarly situated employees of Employer. Nothing herein shall affect Employer’s right to amend, modify or terminate any retirement or other benefit plan at any time on a company-wide basis for similarly situated executives.
     (d) Stock Options. Employer shall cause its parent company to grant Employee stock options (the “Options”) to purchase up to 3,500 shares of the Common Stock of the parent company in accordance with the terms and conditions of the parent company’s stock option plan. The exercise price for the Options shall be equal to the closing bid price per share of the Common Stock on September 30, 2006. The vesting and exercise of this grant shall be governed by the parent company’s stock incentive program.
     SECTION 3. Termination.
     (a) Death or Disability. Employment of Employee under this Agreement shall terminate automatically upon the death or disability (as defined in the Employer’s Long Term Disability policy) of Employee.
     (b) Cause. The Employer may terminate this Agreement at any time for Cause. “Cause” is defined as (i) the conviction of a crime by Employee constituting a felony or other crime involving moral turpitude, (ii) an act of dishonesty or disloyalty by Employee; (iii) misconduct which is injurious or presents substantial risk of injury to the Employer; (iv) habitual abuse of alcohol, narcotics or other controlled substances by Employee; or (v) frequent or severe neglect of duties.
     (c) Without Good Reason. Employee may terminate this Agreement, at any time, without Good Reason. Such termination shall be classified as “Voluntary”.
     (d) For Good Reason. Employee may terminate this Agreement at any time for Good Reason. “For Good Reason” is defined as (i) due to material breach of this Agreement or applicable law regarding the employment relationship by Employer, (ii) any substantial reduction in Employee’s duties, compensation, or benefits (not including changes in benefits generally applicable to all of Employer’s eligible employees) without Employee’s consent. Termination by Employee for Good Reason shall not be classified as Voluntary.
     SECTION 4. Compensation Following Termination.
     (a) Death. If this Agreement is terminated by reason of death or disability, no further compensation shall be payable to Employee, Employee’s estate, heirs or beneficiaries, as applicable, except for salary due for services performed prior to death or disability and any awarded but unpaid bonus, and except as provided in any benefit plan that the Employee was participating in at the date of death or disability.
     (b) Termination for Cause or Voluntary Termination. If this Agreement is terminated for Cause by Employer or Voluntarily by the Employee, then no further compensation or benefits shall be paid to Employee after the date of termination except for salary due for services performed prior to termination, and except as provided in any benefit plan that the Employee was participating in at the date of termination.
     (c) Termination Without Cause or for Good Reason. If this Agreement is terminated without Cause by Employer or for Good Reason by Employee, then Employee shall be entitled to continue to receive from Employer his then current basic compensation hereunder, such amount to continue to be paid in accordance with the payroll practices of Employer for a period equal to 9 months. Additionally, Employee shall receive any salary due for services performed prior to termination and any awarded but unpaid bonus, and any benefits as provided in any benefit plan that the Employee was participating in at the date of termination.
     (d) COBRA and ERISA. No termination shall affect Employee’s rights under COBRA, ERISA, and similar laws.
     SECTION 5. Confidential Information.
     (a) Non-Disclosure. During this Agreement or at any time thereafter, irrespective of the time, manner, or cause of the termination of this Agreement, Employee will not directly or indirectly reveal, divulge, disclose or communicate to any person or entity, other than authorized officers, directors and employees of the Employer, in any manner whatsoever, any Confidential Information (as hereinafter defined) of Employer without the prior written consent of the Employer.
     (b) Definition. As used herein, “Confidential Information” means information disclosed to or known by Employee as a direct or indirect consequence of or through the employment about Employer or any subsidiary of Employer, or their respective businesses, products and practices in which Employer or any subsidiary of Employer is or may be engaged, which information is not generally known. However, Confidential Information shall not include under any circumstances any information with respect to the foregoing matters which is (i) directly available to the public from a source other than Employee, (ii) released in writing by Employer to the public or to persons who are not under a similar obligation of confidentiality to Employer and who are not parties to this Agreement, (iii) obtained by Employee from a third party not under a similar obligation of confidentiality to Employer, (iv) required to be disclosed by any court process or any government or agency or department of any government, or (v) the subject of a written waiver executed by or for the benefit of Employer. In the event Employee believes that he is free to disclose or utilize Confidential Information under Section 7(b), he shall give written notice of the same to Employer at least 30 days prior to the release or use of such Confidential Information and shall specify the claimed exemption and the circumstances giving rise thereto.
     (c) Return of Property. Upon termination of this Agreement, Employee will surrender to Employer all Confidential Information, including, without limitation, all lists, charts, schedules, reports, financial statements, books and records of the Employer or any subsidiary of the Employer, and all copies thereof, and all other property belonging to the Employer or any subsidiary of the Employer, including, without limitation, company credit cards, cell phones, personal data assistants or other electronic devices.

     SECTION 6. Agreement Not to Compete.
     (a) Termination for Cause or Voluntarily. If this Agreement is terminated for Cause by Employer, or Voluntarily by Employee, Employee hereby agrees that for a period of 12 months following such termination, he shall not, either in his own behalf or as a partner, officer, director, employee, agent or shareholder (other than as the holder of less than 5% of the outstanding capital stock of any corporation with a class of equity security registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended) engage in, invest in or render services to any person or entity engaged in the businesses in which Employer or any subsidiary of Employer are then engaged and situated within any country in which Employer or any subsidiary of Employer is engaged in business.
     (b) Termination Without Cause or for Good Reason. If this Agreement is terminated without Cause by Employer or For Good Reason by Employee, Employee hereby agrees that during any period that Employee accepts payments from Employer, neither he nor any affiliate shall, either in his own behalf or as a partner, officer, director, employee, agent or shareholder (other than as the holder of less than 5% of the outstanding capital stock of any, corporation with a class of equity security registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended) engage in, invest in or render services to any person or entity engaged in the businesses in which Employer or any subsidiary of Employer is then engaged and situated within any country in which Employer or any subsidiary of Employer is engaged in business.
     SECTION 7. Agreement Not to Solicit Employees. Employee agrees that, for one year following the termination of this Agreement, for any reason, neither he nor any affiliate shall solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or any agent of, any Employer or any subsidiary of Employer to terminate his employment or agency, as the case may be, with any Employer or such subsidiary.
     SECTION 8. Injunctive Relief and other Remedies.
     (a) Employee acknowledges and agrees that the covenants, obligations and agreements of Employee contained in Section 5, Section 6, Section 7 and this Section 8 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of such covenants, obligations or agreements.
     (b) In the event of Employee’s violation of the provisions of Section 5, Section 6 or Section 7, the right of Employee to receive any further payment pursuant to this Agreement shall immediately terminate and the payments made to Employee for periods subsequent to the termination of Employee’s employment pursuant to this Agreement shall be returned to Employer by Employee within thirty (30) days after receipt of written notice from Employer of such violation. The injunctive remedies and other remedies described in this Section 8 are cumulative and in addition to any other rights and remedies Employer may have.

     SECTION 9. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.
     SECTION 10. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance for this Agreement. In lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible while being legal, valid and enforceable.
     SECTION 11. Amendments. This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by Employer and Employee.
     SECTION 12. Waiver. No delay or omission by any party hereto to exercise any right or power hereunder shall impair such right or power to be construed as a waiver thereof. A waiver by any of the parties hereto of any of the covenants to be performed by any other party or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. Except as otherwise expressly set forth herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any party at law, in equity or otherwise.
     SECTION 13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same Agreement.
     SECTION 14. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Missouri.
     SECTION 15. Resolution of Disputes; Arbitration. Any dispute arising out of or relating to this Agreement or Employee’s employment with Employer or the termination thereof shall be resolved first by negotiation between the parties. If such negotiations leave the matter unresolved after 60 days, then such dispute or claim shall be resolved by binding confidential arbitration by a single arbitrator, to be held in St. Louis, Missouri, in accordance with the applicable rules of the American Arbitration Association. The arbitrator in any arbitration provided for herein will be mutually selected by the parties or in the event the parties cannot mutually agree, then appointed by the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties shall be responsible for their own costs and expenses, but Employer shall pay the arbitration fees unless otherwise decided by the arbitrator.
     Section 16. Written Notice. All written notices to a party shall be deemed delivered when transmitted by hand-delivery or two days after mailing to the other at the following addresses:

     To the Employer: Attn: Chief Financial Officer (and copy to General Counsel); Thermadyne Industries, Inc., 16052 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017.
     To the Employee: Mark Jolly, 1315 Westchester Manor Ln, St. Louis MO 63005
* * * * * *

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first above written.
     THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

EMPLOYEE:

/s/ Mark Jolly

Name: Mark Jolly

EMPLOYER:

Thermadyne Industries, Inc.

By:	/s/ Patricia S. Williams

Patricia S. Williams
Title:	Vice President & General Counsel